UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 27, 2007

COMPUMED, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-14210	95-2860434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5777 West Century Blvd., Suite 1285, Los Angeles, CA	90045
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(310) 258-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o  Pre-commen  cement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03

MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

On October 28, 2005, we entered into a Common Stock Rights Agreement with U.S. Stock Transfer Corporation, as Rights Agent. Under the terms of the Rights Agreement, we gave a dividend of one right for each outstanding share of common stock payable to holders of record of common stock at the close of business on August 1, 2005.  Each right entitled the registered holder to purchase from the Company shares of common stock at a purchase price of $0.40 per share until the close of business on the earlier of (i) the tenth day following the public announcement that a person or group of affiliated or associated persons (“Acquiring Person”) other than the Company, any subsidiary of the Company or any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company ("Exempt Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock or (ii) the tenth business day following the commencement by any person (other than an  Exempt Person) of, or the announcement of the intention to commence, a tender or exchange offer that would result in the ownership of 15% or more of the outstanding common stock.

On March 27, 2007, our Board of Directors approved an amendment to the Rights Agreement to modify the definition of an Acquiring Person so that it requires ownership of 35% or more of the outstanding common stock of the Company as opposed to 15% or more, as set forth in the original Rights Agreement.

The foregoing description of the terms and conditions of the Rights Agreement is qualified in its entirety by, and made subject to, the more complete information set forth in the Rights Agreement filed as Exhibit 4.1 to the Form 8-A filed November 2, 2005 and is incorporated herein by reference.  Capitalized terms not defined herein shall have the same meaning as the Rights Agreement, dated October 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CompuMed, Inc.
(Registrant)

Date	April 2, 2007

		By:	/s/ John G. McLaughlin
John G. McLaughlin
President and Chief Executive Officer